Exhibit 99.1

IAA, Inc. Announces Fourth Quarter and Full Year Fiscal 2019 Financial Results

Strong Top and Bottom Line Performance for Fiscal 2019

Announces Margin Expansion Plan

WESTCHESTER, Ill.--(BUSINESS WIRE)--March 18, 2020--IAA, Inc. (NYSE: IAA) today announced its financial results for the fourth quarter and full year fiscal 2019, which ended December 29, 2019.

John Kett, Chief Executive Officer and President, stated, “On behalf of everyone at IAA, our thoughts are with all individuals impacted by the COVID-19 outbreak. Our first priority remains the health and safety of our employees. As we reflect on the past year, we are pleased to report that we finished 2019 in line to slightly ahead of the goals we set for ourselves at the time of the spin-off. Fiscal 2019 was an important year for IAA, as we became an independent, publicly-traded company and expanded our organization to support our new stand-alone structure. We also made great progress against our key strategic initiatives, including broadening our service offering, enhancing our international buyer network, and continuing to innovate and enhance our data analytics capabilities. I am grateful to our teams for the work they have done to drive these results.”

Mr. Kett continued, “We remain on track to be substantially complete with the rollout of our Buyer Digital Transformation by the end of the second quarter of fiscal 2020. I am excited to also announce our margin expansion plan, through which we expect to generate meaningfully improved margins over the next several years. Our team has worked hard to identify opportunities across the organization to improve efficiencies, reduce costs and optimize revenues, while continuing to provide excellent service levels to our buyers and sellers.”

Mr. Kett further noted, “While our volumes and revenue per unit quarter-to-date were in line with our original expectations during that time period, COVID-19 has created a fluid situation and we are in early stages of gathering data and monitoring customers as well as market dynamics to assess the potential impact. In light of the current COVID-19 situation, we are not providing a 2020 outlook or long-term outlook at this time, but we plan to do so and are hopeful that we can do this on our earnings call for the first quarter of 2020.”

Key Fourth Quarter and Full Year Measures:

(Dollars in millions, except per share amounts)

	Quarter Ended December 29, 2019	Quarter Ended December 30, 2018	% Growth	Year Ended December 29, 2019	Year Ended December 30, 2018	% Growth
Revenues[1]	$355.9	$335.2	6.2%	$1,436.8	$1,326.8	8.3%
Net Income[1]	$45.6	$46.6	(2.1)%	$193.2	$183.7	5.2%
Adjusted Net Income[1,2]	$50.1	$50.9	(1.6)%	$216.9	$203.4	6.6%
Diluted EPS[1]	$0.34	$0.35	(2.7)%	$1.44	$1.37	5.1%
Adjusted Diluted EPS[1,2]	$0.37	$0.38	(2.1)%	$1.61	$1.52	6.5%
Adjusted EBITDA[1,2]	$99.4	$95.7	3.9%	$411.7	$383.0	7.5%

1Revenues and Adjusted EBITDA for the year ended December 29, 2019 include a benefit of $3.6 million and Net Income and Adjusted Net Income include a benefit of $2.7 million, or a $0.02 benefit to Diluted EPS and Adjusted Diluted EPS, related to a non-cash adjustment for certain revenue agreements.

2For all non-GAAP financial measures, please refer to the accompanying financial tables for additional information and a reconciliation of these adjusted measures to their most comparable U.S. GAAP financial measures. We have changed our definition of these adjusted metrics from those previously presented in our Form 10 filed with the SEC on June 13, 2019. For a description of the current definitions, please refer to the “Note Regarding Non-GAAP Financial Information” that precedes the reconciliation tables at the end of this press release.

Highlights for the Fourth Quarter Ended December 29, 2019:

  Consolidated revenues increased 6.2% to $355.9 million from $335.2 million in the fourth quarter of fiscal 2018. Fourth quarter revenue includes $2.4 million of revenue from DDI, which was acquired on July 31, 2019. Foreign currency movements had a negative impact of less than $0.1 million on revenue for the quarter. Excluding the impact of these items, organic revenue increased 5.5% to $353.5 million, consisting of increased volumes of approximately 0.3% and higher revenue per vehicle of approximately 5.2%. Total purchased vehicle revenue increased by $4.6 million, or 15.4%, to $34.4 million, compared to $29.8 million in the prior year period. U.S. segment revenues increased 6.1% to $313.2 million from $295.2 million in the prior year period, as higher revenue per unit offset a slight decline in volume. International segment revenues increased 6.8% to $42.7 million from $40.0 million in the prior year period. The increase in International segment revenues was primarily due to an increase in volume, as well as a higher mix of purchased vehicles.
  Gross profit, which is defined as total consolidated revenues minus cost of services, and exclusive of depreciation and amortization, increased by 8.7% to $135.1 million from $124.3 million in the fourth quarter of fiscal 2018. The increase in gross profit was primarily due to the increase in revenues, which was partially offset by an increase in our cost of services. Gross margin in the quarter increased by 90 basis points versus the prior year to 38.0%.
  SG&A expenses increased by 28.4% to $36.2 million from $28.2 million in the fourth quarter of fiscal 2018. Adjusted SG&A expenses in the fourth quarter of 2019, which exclude $0.2 million of expenses related to the Company’s spin-off from KAR Auction Services and $0.3 million related to other items, were $35.7 million, an increase of 27.0% compared to Adjusted SG&A expenses of $28.1 million in the prior year period. Adjusted SG&A expenses in the fourth quarter of fiscal 2018 exclude $0.1 million of expenses related to the Company’s separation from KAR Auction Services. SG&A expenses and Adjusted SG&A expenses increased primarily due to additional public company costs.
  Interest expense was $16.6 million compared to $9.8 million in the fourth quarter of fiscal 2018, with the increase primarily driven by a higher debt balance resulting from our new capital structure following the separation from KAR Auction Services.
  The effective tax rate was 23.9% versus 24.5% in the fourth quarter of fiscal 2018.
  Net income decreased by 2.1% to $45.6 million, or $0.34 per diluted share, compared to $46.6 million, or $0.35 per diluted share, in the fourth quarter of fiscal 2018. Adjusted net income decreased by 1.6% to $50.1 million, or $0.37 per diluted share, compared to $50.9 million, or $0.38 per diluted share, in the fourth quarter of fiscal 2018.
  Adjusted EBITDA increased by 3.9% to $99.4 million from $95.7 million in the fourth quarter of fiscal 2018, primarily due to the increase in revenues, partially offset by an increase in cost of services and higher SG&A expenses. Adjusted EBITDA includes unfavorable foreign currency movements of less than $0.1 million and a contribution from the DDI acquisition of $0.3 million. Excluding these items, organic Adjusted EBITDA was $99.1 million, an increase of 3.6% over the prior year.

Additional Highlights for the Year Ended December 29, 2019:

  Consolidated revenues increased 8.3% to $1,436.8 million from $1,326.8 million in fiscal year 2018. Revenue includes $3.6 million related to a non-cash adjustment for certain revenue agreements and $4.3 million of revenue from DDI. Unfavorable foreign currency movements impacted revenue by $4.9 million. Excluding the impact of these items, organic revenue increased 8.1% to $1,433.8 million, consisting of increased volumes of approximately 2.9% and higher revenue per vehicle of approximately 5.2%. Total purchased vehicle revenue increased by $25.9 million, or 24.2%, to $133.1 million, from $107.2 million in the prior year. U.S. segment revenues increased 6.8% to $1.27 billion from $1.19 billion in the prior year period, due to higher volume and revenue per unit. International segment revenues increased 20.5% to $170.7 million from $141.7 million in the prior year. The significant increase in revenues for our international business was primarily due to a higher mix of purchased vehicles as well as an increase in volume and revenue per unit.
  Gross profit increased by 8.5% to $548.6 million from $505.6 million in the prior year period, primarily due to the increase in revenues, which was partially offset by an increase in our cost of services. The increase in cost of services was primarily due to a higher mix of purchased vehicles in our International segment as well as an increase in occupancy costs. Gross margin of 38.2% was essentially flat in 2019 versus the prior year. Excluding the benefit of the $3.6 million non-cash adjustment for certain revenue agreements, gross margin was 38.0%.
  SG&A expenses increased by 15.0% to $142.4 million from $123.8 million in the prior year period. Adjusted SG&A expenses, which exclude $3.5 million of expenses related to the Company’s separation from KAR Auction Services and $2.0 million of other items, were $136.9 million, an increase of 12.5% compared to Adjusted SG&A expenses of $121.7 million in the prior year. Adjusted SG&A expenses for 2018 exclude $2.0 million of costs related to the Company’s separation from KAR Auction Services and $0.1 million of other items. SG&A expenses and Adjusted SG&A expenses increased primarily due to additional public company costs.
  Interest expense was $55.7 million compared to $38.7 million in the prior year period, with the increase primarily driven by a higher debt balance resulting from our new capital structure following the separation from KAR Auction Services.
  The effective tax rate was 26.3% versus 25.4% in the prior year.
  Net income increased by 5.2% to $193.2 million, or $1.44 per diluted share, compared to $183.7 million, or $1.37 per diluted share, in the prior year. Adjusted net income increased by 6.6% to $216.9 million, or $1.61 per diluted share, compared to $203.4 million, or $1.52 per diluted share, in the prior year.
  Adjusted EBITDA increased by 7.5% to $411.7 million from $383.0 million in the prior year, primarily due to revenue growth, partially offset by an increase in cost of services, and higher SG&A expenses. Adjusted EBITDA includes $3.6 million related to a non-cash adjustment for certain revenue agreements, unfavorable foreign currency movements of $1.0 million and a loss from the DDI acquisition of $0.1 million. Excluding these items, organic Adjusted EBITDA was $409.2 million, an increase of 6.8% over the prior year.

Other Financial Highlights as of December 29, 2019:

  Net Debt: $1.256 Billion
  Leverage Ratio: 3.1x
  Full year 2019 Net Cash Provided by Operating Activities: $271.2 million
  Full year 2019 Free Cash Flow: $202.7 million
  Full year vehicle inventory growth: -3.1%

Leverage Ratio is defined as Net Debt divided by LTM Adjusted EBITDA. Please refer to the accompanying financial tables for a reconciliation of these adjusted measures to U.S. GAAP.

Margin Expansion Plan

The Company has completed its assessment of margin expansion opportunities. In addition to its Buyer Digital Transformation, the Company has identified additional opportunities in pricing, towing optimization and branch operational efficiencies. The Company is targeting the following annual fiscal 2024 run-rate benefits from its margin expansion plan:

  Approximately $45 million - $50 million in revenue benefits.
  Approximately $104 million - $122 million in net Adjusted EBITDA benefits.

The margin expansion plan does not incorporate any potential impact from the COVID-19 situation, which we are unable to reasonably estimate at this time.

These benefits will be realized at various points during the next five years and are outlined in today’s supplemental slide presentation available at https://investors.iaai.com/.

The Company has not provided a reconciliation of the estimated net Adjusted EBITDA benefits from the margin expansion plan to net income, the most directly comparable GAAP financial measure, because, without unreasonable efforts, it is unable to predict with reasonable certainty the amount or timing of non-GAAP adjustments that are used to calculate this non-GAAP measure, including, but not limited to, (a) transaction and other costs related to the spin-off from KAR Auction Services in the second quarter of 2019, (b) severance, restructuring and other retention expenses, (c) the net loss or gains on the sale of assets or expenses associated with certain M&A, financing and other transactions, (d) other expenses that we do not believe are indicative of our ongoing operations, as well as (e) gains and losses related to foreign currency exchange rates. These adjustments are uncertain, depend on various factors that are beyond our control and could have a material impact on, in each case, the most directly comparable GAAP financial measure.

Conference Call Information:

A conference call to discuss the fourth quarter and fiscal 2019 financial results, as well as the margin expansion plan, is scheduled for today, March 18, 2020, at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to join a live audio webcast of the conference call. The webcast, along with a supplemental slide presentation that will be referenced during the call, are available online at https://investors.iaai.com/.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at https://investors.iaai.com/ for one year.

About IAA, Inc.

IAA, Inc. (NYSE: IAA) is a leading global marketplace connecting vehicle buyers and sellers. Leveraging leading-edge technology and focusing on innovation, IAA’s unique multi-channel platform processes approximately 2.5 million total-loss, damaged and low-value vehicles annually. Headquartered near Chicago in Westchester, Illinois, IAA has over 3,800 talented employees and more than 200 facilities throughout the U.S., Canada and the United Kingdom. IAA serves a global buyer base located throughout more than 135 countries and a full spectrum of sellers, including insurers, dealerships, fleet lease and rental car companies, and charitable organizations. IAA offers sellers a comprehensive suite of services aimed at maximizing vehicle value, reducing administrative costs, shortening selling cycle time and delivering the highest economic returns. Buyers have access to industry leading, innovative vehicle evaluation and digital bidding tools, enhancing the overall purchasing experience.

Forward-Looking Statements Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements made that are not historical facts may be forward-looking statements and can be identified by words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. In this release, such forward-looking statements include statements regarding the expected timing and associated benefits of our margin expansion plan. Such statements are based on management’s current expectations, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. These risks and uncertainties include: the loss of one or more significant suppliers or a reduction in significant volume from such suppliers; our ability to meet or exceed customers’ demand and expectations; significant current competition and the introduction of new competitors or other disruptive entrants in our industry; the risk that our facilities lack the capacity to accept additional vehicles and our ability to obtain land or renew/enter into new leases at commercially reasonable rates; our ability to effectively maintain or update information and technology systems; our ability to implement and maintain measures to protect against cyberattacks and comply with applicable privacy and data security requirements; our ability to successfully implement our business strategies or realize expected cost savings and revenue enhancements, including from our margin expansion program; business development activities, including acquisitions and integration of acquired businesses; our expansion into markets outside the U.S. and the operational, competitive and regulatory risks facing our non-U.S. based operations; our reliance on subhaulers and trucking fleet operations; changes in used-vehicle prices and the volume of damaged and total loss vehicles we purchase; economic conditions, including fuel prices, commodity prices, foreign exchange rates and interest rate fluctuations; uncertainties regarding the impact of the COVID-19 virus on our business and the economy generally; trends in new- and used-vehicle sales and incentives; and other risks and uncertainties identified in our filings with the Securities and Exchange Commission (the “SEC”), including under "Risk Factors" in our information statement filed as Exhibit 99.1 to our Registration Statement on Form 10 filed with the SEC on June 13, 2019, and will also be included in our Annual Report on Form 10-K for the year ended December 29, 2019, which we expect to file on or near March 18, 2020. Additional information regarding risks and uncertainties will also be contained in subsequent annual and quarterly reports we file with the SEC. The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statement to reflect new information or events, except as required by law.

Note Regarding Non-GAAP Financial Information

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

IAA, Inc.
Consolidated Statements of Income
(Amounts in Millions, Except Per Share)
(Unaudited)

	Three Months Ended		Fiscal Years Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018

Revenues	$355.9	$335.2	$1,436.8	$1,326.8

Operating expenses
Cost of services (exclusive of depreciation and amortization)	220.8	210.9	888.2	821.2
Selling, general and administrative	36.2	28.2	142.4	123.8
Depreciation and amortization	22.4	24.3	88.4	97.4
Total operating expenses	279.4	263.4	1,119.0	1,042.4
Operating profit	76.5	71.8	317.8	284.4
Interest expense, net	16.6	9.8	55.7	38.7
Other (income) expense, net	—	0.3	(0.1)	(0.5)
Income before income taxes	59.9	61.7	262.2	246.2
Income taxes	14.3	15.1	69.0	62.5
Net income	$45.6	$46.6	$193.2	$183.7

Net income per share
Basic	$0.34	$0.35	$1.45	$1.38
Diluted	$0.34	$0.35	$1.44	$1.37

IAA, Inc.
Consolidated Balance Sheets
(Amounts in Millions)
(Unaudited)

	December 29, 2019	December 30, 2018
Assets

Current assets
Cash and cash equivalents	$47.1	$48.3
Accounts receivable, net	335.9	311.0
Prepaid consigned vehicle charges	50.1	48.5
Other current assets	26.9	34.0
Total current assets	460.0	441.8

Non-current assets
Operating lease right-of-use assets, net	735.9	—
Property and equipment, net	246.9	345.2
Goodwill	541.3	530.2
Intangible assets, net	151.7	160.9
Other assets	15.4	10.4
Total non-current assets	1,691.2	1,046.7
Total assets	$2,151.2	$1,488.5

Liabilities and Stockholders' (Deficit) Equity

Current liabilities
Accounts payable	$96.4	$129.0
Short-term right-of-use operating lease liability	68.6	—
Accrued employee benefits and compensation expenses	29.4	29.6
Other accrued expenses	49.3	44.1
Current maturities of long-term debt	—	456.6
Total current liabilities	243.7	659.3

Non-current liabilities
Long-term debt	1,254.7	—
Long-term right-of-use operating lease liability	709.5	—
Deferred income tax liabilities	63.7	63.1
Other liabilities	16.8	16.1
Deferred rent	—	186.8
Total non-current liabilities	2,044.7	266.0
Stockholders' (deficit) equity
Total stockholders' (deficit) equity	(137.2)	563.2
Total liabilities and stockholders' (deficit) equity	$2,151.2	$1,488.5

IAA, Inc.
Consolidated Statements of Cash Flows
(Amounts in Millions)
(Unaudited)

	Fiscal Years Ended
	December 29, 2019	December 30, 2018
Operating activities
Net income	$193.2	$183.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	88.4	97.4
Operating lease expense	118.3	—
Provision for credit losses	1.8	2.2
Deferred income taxes	0.6	(2.9)
Amortization of debt issuance costs	2.0	—
Stock-based compensation	4.7	3.8
Gain on disposal of fixed assets	(0.1)	(0.7)
Deferred rent	—	0.7
Changes in operating assets and liabilities, net of acquisitions
Operating lease payments	(119.3)	—
Accounts receivable and other assets	(23.0)	(9.3)
Accounts payable and accrued expenses	4.6	3.3
Net cash provided by operating activities	271.2	278.2

Investing activities
Acquisition of businesses (net of cash acquired)	(16.7)	—
Purchases of property, equipment and computer software	(68.5)	(66.7)
Proceeds from the sale of property and equipment	0.3	0.6
Net cash used by investing activities	(84.9)	(66.1)

Financing activities
Net (decrease) increase in book overdrafts	(26.8)	11.7
Proceeds from debt issuance	1,305.5	—
Payments of long-term debt	(27.5)	—
Dividend paid to KAR	(1,278.0)	—
Net cash transfers to parent and affiliates	(117.8)	(190.9)
Deferred financing costs	(25.2)	—
Payments on finance leases	(13.7)	(15.9)
Issuance of common stock under stock plans	1.6	—
Tax withholding payments for vested RSUs	(0.9)	—
Net cash used by financing activities	(182.8)	(195.1)
Effect of exchange rate changes on cash	(4.7)	(1.8)
Net (decrease) increase in cash and cash equivalents	(1.2)	15.2
Cash and cash equivalents at beginning of period	48.3	33.1
Cash and cash equivalents at end of period	$47.1	$48.3
Cash paid for interest, net	$29.8	$0.5
Cash paid for taxes, net of refunds	$71.8	$65.4

Note Regarding Non-GAAP Financial Information

This press release includes the following non-GAAP financial measures: Organic revenue growth, Adjusted net income, Adjusted earnings per share (“Adjusted EPS”), Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA"), organic Adjusted EBITDA, free cash flow, and leverage ratio (defined as Net Debt divided by LTM Adjusted EBITDA). These measures are reconciled to their most directly comparable GAAP financial measures as provided in “Reconciliation of GAAP to Non-GAAP Financial Information” below.

Each of the non-GAAP measures disclosed in this press release should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management uses these financial measures and key performance indicators to assess the Company’s financial operating performance, and we believe that these measures provide useful information to investors by offering additional ways of viewing the Company’s results, as noted below.

  Organic revenue growth is growth in GAAP revenue adjusted to exclude (a) non-cash adjustments to certain revenue agreements, (b) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (c) the impact of foreign currency movements. We believe that this measure helps investors analyze revenue on a comparable basis versus the prior year.
  Adjusted net income and Adjusted earnings per share (“Adjusted EPS") are non-GAAP financial measures calculated as net income further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) one-time transaction and other costs related to the spin-off from KAR Auction Services in the second quarter of 2019, (b) severance, restructuring and other retention expenses, (c) the net loss or gains on the sale of assets or expenses associated with certain M&A, financing and other transactions, (d) other expenses that we do not believe are indicative of our ongoing operations; as well as (e) gains and losses related to foreign currency exchange rates, and (f) the amortization of acquired intangible assets, and further adjusted to reflect the tax impact of these items. We believe that these measures help investors understand the long-term profitability of our Company and compare our profitability to prior and future periods. We have made changes to our calculation of these non-GAAP measures compared to what was previously reported for IAA by KAR Auction Services, including in the Form 10. For Adjusted net income and Adjusted earnings per share, we no longer adjust for stock compensation expense and deferred rent, but adjust for the amortization of acquired intangible assets and will continue to adjust for the other items defined above and noted in our reconciliation. We have conformed all prior period amounts to this new presentation.
  Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA") is a non-GAAP financial measure calculated as net income before income taxes, interest expense, and depreciation and amortization (“EBITDA”) and further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) one-time transaction and other costs related to the spin-off from KAR Auction Services in the second quarter of 2019, (b) severance, restructuring and other retention expenses, (c) the net loss or gains on the sale of assets or expenses associated with certain M&A, financing and other transactions, (d) other expenses that we do not believe are indicative of our ongoing operations, as well as (e) gains and losses related to foreign currency exchange rates. Organic Adjusted EBITDA is further adjusted to exclude (a) non-cash adjustments to certain revenue agreements, (b) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (c) the impact of foreign currency movements. We believe that these measures provide useful information regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and helps investors compare our performance to prior and future periods. We have made changes to our calculation of Adjusted EBITDA compared to what was previously reported for IAA by KAR Auction Services, including in the Form 10. For Adjusted EBITDA, we no longer adjust for stock compensation expense and deferred rent, but continue to adjust for the other items defined above and noted in our reconciliation. We have conformed all prior period amounts to this new presentation.
  Free cash flow is a non-GAAP measure defined as cash flows from operating activities less purchases of property, equipment and computer software. We believe that this measure helps investors understand our ability to generate cash without external financings, invest in our business, grow our business through acquisitions and return capital to shareholders. A limitation of free cash flow is that is does not consider the Company’s debt service requirements and other non-discretionary expenditures. As a result, free cash flow is not necessarily representative of cash available for discretionary expenditures.
  Leverage ratio is a non-GAAP measure defined as Net Debt divided by LTM Adjusted EBITDA. Net Debt is defined as total debt less cash. LTM Adjusted EBITDA is defined as Adjusted EBITDA over the prior twelve month period. We believe these measures help investors understand our capital structure and level of debt compared to prior and future periods.

Reconciliation of GAAP to Non-GAAP Financial Information

IAA, Inc.
Reconciliation of Organic Revenue Growth

	Three Months Ended Dec 29, 2019 vs. Three Months Ended Dec 30, 2018	Fiscal Year Ended Dec 29, 2019 vs. Fiscal Year Ended Dec 30, 2018

Revenue Growth	6.2%	8.3%
Less:
Revenue agreement adjustment	—%	(0.3)%
DDI acquisition revenue	(0.7)%	(0.3)%
Foreign currency impact	—%	0.4%
Organic Revenue Growth	5.5%	8.1%

IAA, Inc.
Reconciliation of Adjusted Net Income
(Amounts in Millions, Except Per Share)

	Three Months Ended		Fiscal Years Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018

Net Income	$45.6	$46.6	$193.2	$183.7

Add back non-GAAP adjustments
Spinoff costs	0.2	0.1	3.5	2.0
Retention \ severance	0.2	0.0	1.7	0.1
Loss (gain) on sale of assets	(0.1)	(0.3)	(0.1)	(0.7)
Acquisition costs	0.0	0.0	0.2	0.0
One-time flood insurance reimbursement	0.0	0.0	0.0	(0.7)
Non-operating foreign exchange loss (gain)	0.2	0.1	0.1	0.0
Amortization of acquired intangible assets	6.2	6.5	25.8	26.3
Non-GAAP adjustments to income before income taxes	6.7	6.4	31.2	27.0

Income tax impact of Non-GAAP adjustments to income before income taxes	(1.7)	(1.6)	(8.1)	(6.8)

Discrete tax items	(0.5)	(0.5)	0.6	(0.5)

Non-GAAP adjustments to net income	4.5	4.3	23.7	19.7

Adjusted net income	$50.1	$50.9	$216.9	$203.4

GAAP diluted EPS	$0.34	$0.35	$1.44	$1.37
EPS impact of Non-GAAP Adjustments	0.03	0.03	0.17	0.15
Adjusted diluted EPS	$0.37	$0.38	$1.61	$1.52

Note: Amounts will not always recalculate due to rounding

IAA, Inc.
Reconciliation of Adjusted EBITDA and Organic Adjusted EBITDA
(Amounts in Millions)

	Three Months Ended		Fiscal Years Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018

Net income	$45.6	$46.6	$193.2	$183.7
Add: income taxes	14.3	15.1	69.0	62.5
Add: interest expense, net	16.6	9.8	55.7	38.7
Add: depreciation & amortization	22.4	24.3	88.4	97.4
EBITDA	$98.9	$95.8	$406.3	$382.3
Add back non-GAAP adjustments
Spinoff costs	0.2	0.1	3.5	2.0
Retention \ severance	0.2	0.0	1.7	0.1
Loss (gain) on sale of assets	(0.1)	(0.3)	(0.1)	(0.7)
Acquisition costs	0.0	0.0	0.2	0.0
One-time flood insurance reimbursement	0.0	0.0	0.0	(0.7)
Non-operating foreign exchange loss (gain)	0.2	0.1	0.1	0.1
Adjusted EBITDA	$99.4	$95.7	$411.7	$383.0
Non-cash adjustment for certain revenue agreements	0.0	0.0	(3.6)	0.0
Currency movements	0.0	0.0	1.0	0.0
DDI EBITDA	(0.3)	0.0	0.1	0.0
Organic Adjusted EBITDA	$99.1	$95.7	$409.2	$383.0

Note: Amounts will not always recalculate due to rounding

IAA, Inc.
Reconciliation of Adjusted LTM EBITDA
(Amounts in millions)

	Quarter Ended				LTM Ended
	3/31/19	6/30/19	9/29/19	12/29/19	12/29/19

Net income	$54.5	$51.3	$41.8	$45.6	$193.2
Add: income taxes	19.1	19.9	15.7	14.3	69.0
Add: interest expense, net	9.7	11.9	17.5	16.6	55.7
Add: depreciation & amortization	21.8	22.1	22.1	22.4	88.4
EBITDA	$105.1	$105.1	$97.1	$98.9	$406.3
Add back non-GAAP adjustments
Spinoff costs	0.6	1.9	0.8	0.2	3.5
Retention \ severance	0.1	0.2	1.1	0.2	1.7
Loss (gain) on sale of assets	0.0	0.0	0.0	(0.1)	(0.1)
Acquisition costs	0.0	0.1	0.1	0.0	0.2
Non-operating foreign exchange loss (gain)	0.0	(0.1)	(0.1)	0.2	0.1
Adjusted EBITDA	$105.9	$107.3	$99.1	$99.4	$411.7

Note: Amounts will not always recalculate due to rounding

IAA, Inc.
Reconciliation of Net Debt
(Amounts in Millions)

December 29, 2019
(Unaudited)
Term Loan	$778.0
Senior Notes	500.0
Capital Leases	25.0
Total Debt	1,303.0
Less: Cash	47.1
Net Debt	$1,255.9

IAA, Inc.
Reconciliation of Free Cash Flow
(Amounts in Millions)

	Three Months Ended		Fiscal Years Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018

Net cash provided by operating activities	$21.6	$36.4	$271.2	$278.2

Less: Purchases of property, equipment and computer software	(12.1)	(28.3)	(68.5)	(66.7)

Free cash flow	$9.5	$8.1	$202.7	$211.5

Contacts

Media Inquiries:
Jeanene O’Brien
SVP Marketing and Communications
jobrien@iaai.com| (708) 492-7328

Investor Inquiries:
Farah Soi/Caitlin Churchill
ICR
investors@iaai.com| (203) 682-8200

Arif Ahmed
Vice President, Treasury
arif.ahmed@iaai.com | (708) 492-7257